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                        Vincent J. Batyr & Co. Letterhead





March 3, 2000



Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

         We were previously principal accountants for Modern Medical Modalities Corporation and under the date of March 10, 1999, we reported on the financial statements of Modern Medical Modalities Corporation, as of December 31, 1998 and 1997, and for the years ended December 31, 1998 and 1997. On March 3, 2000, we resigned as the principal accountants of Modern Medical Modalities Corporation. We have read Modern Medical Modalities Corporation's statements included under
Item 4 of its Form 8-K dated March 6, 2000, and we agree with such statements, except that we are not in a position to agree or disagree with Modern Medical Modalities Corporation's statements that the Board of Directors approved the appointment of Lazar, Levine & Felix LLP, and that Lazar, Levine & Felix LLP was engaged to serve as Modern Medical Modalities Corporation's independent accountants.

Very truly yours,


/s/ VINCENT J. BATYR & CO.
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VINCENT J. BATYR & CO.

/s/ Vincent J. Batyr
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Vincent J. Batyr
CERTIFIED PUBLIC ACCOUNTANT